Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

OPTICARE MANAGED VISION, INC.,

OPTICARE HEALTH SYSTEMS, INC.

AND

THE ACQUIRED COMPANIES

APRIL 24, 2006

i

(Continued)

4.21	Notes and Accounts Receivable	26
4.22	Insurance	26
4.23	Books and Records; Bank Accounts; Powers of Attorney	26
4.24	Warranties	26
4.25	Customers	26
4.26	Confidential Information	27
4.27	Business Relationships with Affiliates	27
4.28	No Acceleration of Rights or Benefits	27
4.29	Minimum Net Worth	27

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		27
5.1	Organization and Good Standing	27
5.2	Buyer’s Authority	27
5.3	No Brokers or Finders	28
5.4	Buyer’s Consents	28
5.5	No Legal Bar	28

ARTICLE VI
BUYER’S CONDITIONS PRECEDENT TO CLOSING		28
6.1	Instruments of Transfer	28
6.2	Corporate Resolutions	28
6.3	Performance of Conditions Precedent	28
6.4	Good Standing Certificate	29
6.5	Secretary’s Certificates	29
6.6	Material Adverse Change	29
6.7	Escrow Agreement	29
6.8	Incumbency Certificate	29
6.9	Third Party Approvals and Consents	29
6.10	Seller’s Representations and Warranties True and Correct	29
6.11	Governmental Consents and Approvals	29
6.12	Litigation	29
6.13	Resignations	30
6.14	Certain Covenants	30
6.15	Deliveries	30
6.16	Employment Agreement	30
6.17	FIRPTA Affidavit	30
6.18	Indebtedness	30
6.19	Contracts	30
6.20	Transition/License Agreements	30

ARTICLE VII
SELLER’S CONDITIONS PRECEDENT TO CLOSING		30
7.1	Corporate Resolutions	30
7.2	Agreements	31

(Continued)

7.3	Performance of Conditions Precedent	31
7.4	Good Standing Certificates	31
7.5	Secretary’s Certificate	31
7.6	Escrow Agreement	31
7.7	Incumbency Certificate	31
7.8	Buyer’s Representations and Warranties True and Correct	31
7.9	Governmental Consents and Approvals	31
7.10	Deliveries	31
7.11	Transition/License Agreements	31
7.12	Supply Contract	31

ARTICLE VIII
PRE-CLOSING COVENANTS		32
8.1	Conduct of Business Pending Closing	32
8.2	Access to Documents and Premises	33
8.3	Notices and Consents	33
8.4	Notice of Developments	34
8.5	Exclusivity	34
8.6	Tax Matters	34
8.7	Regulatory Approval	35
8.8	Public Information Releases	35
8.9	Cooperation	36
8.10	Securities Law Compliance	36
8.11	Employment Issues	36

ARTICLE IX
POST-CLOSING OBLIGATIONS		36
9.1	General	36
9.2	Post-Closing Cooperation	37
9.3	Director and Officer Indemnification	37

ARTICLE X
INDEMNIFICATION		37
10.1	Indemnification by the Seller	37
10.2	Indemnification by Buyer	38
10.3	Limitations	38
10.4	Notice and Right to Defend	39
10.5	Remedies	40

ARTICLE XI
TERMINATION		41
11.1	Termination	41
11.2	Effect of Termination	41
11.3	Waiver	42

(Continued)

ARTICLE XII
ARBITRATION		42
12.1	Conciliation and Mediation	42
12.2	Arbitration	42
12.3	Equitable Relief	42

ARTICLE XIII
MISCELLANEOUS		43
13.1	Notices	43
13.2	Waiver	44
13.3	Counterparts	44
13.4	Delivery by Facsimile or E-Mail	44
13.5	Headings	44
13.6	Severability	44
13.7	Entire Agreement	44
13.8	Successors and Assigns	45
13.9	Governing Law	45
13.10	Cost of Transaction	45
13.11	Further Assurances	45
13.12	Construction	45
13.13	Third Parties	45
13.14	Time is of the Essence	46
13.15	Rights Cumulative	46
13.16	Amendments	46

Exhibit A - Form of Escrow Agreement

Exhibit B - Form of License Agreement

Exhibit C - Form of Transition Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of April, 2006 (the “Execution Date”), by and between OptiCare Managed Vision, Inc., a Delaware corporation (“Buyer”), the Acquired Companies and OptiCare Health Systems, Inc., a Delaware corporation (“OptiCare” or the “Seller”). The Buyer and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Seller is a direct, wholly owned subsidiary of Refac Optical Group, a Delaware corporation (“Refac”), which has entered into a Transaction Support Agreement of even date herewith in connection with the transactions contemplated by this Agreement;

WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding capital stock or membership interests, as the case may be, of the Acquired Companies;

WHEREAS, the Acquired Companies engage in the business described in Section 4.6(a) (the “Managed Vision Business”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from Seller, and Seller desires to sell to the Buyer, all of the Shares.

NOW, THEREFORE, for and in consideration of the above recitals and the representations, warranties, mutual covenants, and agreements herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to certain terms defined elsewhere in this Agreement, the following terms shall be defined as set forth below.

“AAA” has the meaning assigned to such term in Section 12.2.

“Acquired Companies” means OptiCare Vision Insurance Company, a South Carolina corporation, AECC Total Vision Health Plan of Texas, Inc., a Texas corporation, OptiCare Systems, LLC, a Florida company with limited liability, Ocucare Systems, Inc., a Florida corporation, and OptiCare IPA of New York, Inc., a New York corporation, and a new target corporation to be formed by Seller (the name and jurisdiction of which are to be determined).

“Acquired Companies’ Permits” has the meaning assigned to such term in Section 4.8.

“Acquired Company Benefit Plans” has the meaning assigned to such term in Section 4.18.

“Affiliated Group” has the meaning assigned to such term in Code 1504(a).

“Affiliated Transactions” has the meaning assigned to such term in Section 4.27.

“Affiliates” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

“Agreement” has the meaning assigned to such term in the Preamble.

“Applicable Rate” means the prime rate of interest as published by the Wall Street Journal.

“Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, whether or not funded and whether or not terminated, (ii) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated, (iii) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan under ERISA, whether or not funded and whether or not terminated, or (iv) employee welfare benefit plan under ERISA or material fringe benefit or other retirement, bonus, severance, retention, vacation, sick pay or incentive plan, practice, arrangement, agreement or incentive plan or program, whether or not funded and whether or not terminated.

“Business Days” means any day other than Saturday, Sunday and any day which is a legal holiday in St. Louis, Missouri or a day on which banking institutions in St. Louis, Missouri are authorized by law or other governmental action to close.

“Buyer” has the meaning assigned to such term in the Preamble.

“Cap” has the meaning assigned to such term in Section 10.3.

“CERCLA” has the meaning assigned to such term in the definition of “Environmental Law.”

“Closing” means the closing of the sale of the Purchased Assets occurring on the Closing Date.

“Closing Date” means the date of Closing as determined pursuant to Section 2.5.

“Closing Transactions” has the meaning assigned to such term in Section 2.5.

“COBRA” has the meaning assigned to such term in Section 4.18.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Managed Vision Business” means any vision benefit management company (or a similar or related business or logical expansion into related lines of business) other than Accountable Eye Care Associates, Inc. and Georgia Eye Care, Inc.; the term “Competing Managed Vision Business” shall not include any business primarily engaged in: (i) the retail sale of optical products or (ii) discount and/or billable plans covering only spectacles, contacts and eye exams with a panel that consists solely of retail optical stores and related professionals.

“Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated September 27, 2005.

“Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 (“CERCLA”).

“ERISA” has the meaning assigned to such term in the definition of “Benefit Plan.”

“ERISA Affiliate” means any entity that at any relevant time is treated as a single employer with any Acquired Company or any of its Affiliates pursuant to Section 414 of the Code.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” has the meaning assigned to such term in Section 2.4.

“Escrow Agreement” has the meaning assigned to such term in Section 2.4.

“Escrow Amount” means One Million Dollars ($1,000,000).

“Escrow Funds” has the meaning assigned to such term in the Escrow Agreement.

“Excluded Assets” has the meaning assigned to such term in Section 2.2.

“Execution Date” has the meaning assigned to such term in the Preamble.

“Financial Statements” has the meaning assigned to such term in Section 4.6.

“Former Employee” means any person who was an employee of any of the Acquired Companies at any time and was employed by the Managed Vision Business, but who is not an employee as of the Closing Date or who is not set forth on Schedule 4.18(b).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“HMO” means a licensed health maintenance organization.

“Indebtedness” means any of the following indebtedness, whether or not contingent: (i) indebtedness for borrowed money, including intercompany indebtedness, (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) obligations or liabilities under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (v) all obligations under capitalized leases, (vi) all obligations under conditional sale or other title retention agreements, (vii) all obligations with respect to vendor advances or any other advances made to the Acquired Companies relating to the Managed Vision Business, (viii) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (ix) any deferred purchase price obligations related to past asset or stock acquisitions, (x) all Liabilities relating to the Managed Vision Business arising from any breach of any of the foregoing and (xi) all indebtedness of others guaranteed or secured by any Lien or security interest on the Purchased Assets.

“Intellectual Property” means all of the following items owned by, issued to or licensed to Seller or its Subsidiaries that are used in connection with the Managed Vision Business, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, Internet domain names and websites (including, without limitation, opticare.com), trade names and corporate names (including, without limitation, “OptiCare” and all variations thereof) together with all goodwill associated therewith; registered or unregistered copyrights and copyrightable works and mask works; all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases and related documentation); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.20.

“Interim Financial Statements” has the meaning assigned to such term in Section 4.6.

“IRS” has the meaning assigned to such term in Section 4.17.

“Key Employees” means Jason M. Harrold, George Verrastro, David Lavely, Juan Marrero and Larry Keeley.

“Knowledge” means, when referring to the “knowledge”, or any similar phrase or qualification based on knowledge, the actual knowledge after reasonable inquiry of the Key Employees.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Seller or its Subsidiaries primarily used in connection with or necessary for the operation of the Managed Vision Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Seller or its Subsidiaries holds any Leased Real Property primarily used in connection with or necessary for the operation of the Managed Vision Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of such parties thereunder.

“Liability” means any liability, debt, interest, penalty, fine, claim, demand, judgment, cause of action or other loss, cost or expense or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” has the meaning assigned to such term in Section 2.3.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever.

“Limitation Exceptions” has the meaning assigned to such term in Section 10.3.

“Loss” has the meaning assigned to such term in Section 10.1.

“Managed Vision Business” has the meaning assigned to such term in the Recitals, excluding the business conducted by or on behalf of Accountable Eye Care Associates, Inc. and Georgia Eye Care, Inc.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the assets, condition (financial or otherwise), operating results, operations, or prospects of the Managed Vision Business, taken as a whole, or on the ability of the Seller to timely consummate the transactions contemplated hereby. Notwithstanding the foregoing, the loss of (i) United HealthCare, (ii) Buyer, or (iii) one or more other clients of the Managed Vision Business that directly generated, in the aggregate, less than 25% of the Managed Vision Business’s revenue (as determined in accordance with GAAP) during the fiscal year ended December 31, 2005, to the extent that such loss is primarily due to the fact that such client or clients considers itself or themselves to be in competition with Buyer, shall not be deemed to have a Material Adverse Effect or to constitute a Material Adverse Change.

“Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances, solid wastes and hazardous wastes, toxic materials, oil or petroleum and petroleum products.

“Net Worth” means an amount equal to the Managed Vision Business’s assets (excluding the Managed Vision Business’s intangible assets) minus its liabilities determined in accordance with GAAP.

“Non-Prevailing Party” means the party in an arbitration pursuant to Article XII whose position is the furthest from the decision reached.

“OptiCare” has the meaning assigned to such term in the Preamble.

“Parties” has the meaning assigned to such term in the Preamble.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Professional Affiliate” means OptiCare, P.C., a professional corporation that provides surgical, medical, optometric and other professional services to customers of Seller’s consumer vision division pursuant to a professional services and support agreement.

“Purchase Price” has the meaning assigned to such term in Section 2.4.

“Purchased Assets” had the meaning assigned to such term in Section 2.1.

“Refac” has the meaning assigned to such term in the Recitals.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning assigned to such term in the Preamble.

“Shares” has the meaning assigned to such term in Section 3.3.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all subsidiaries of such Subsidiary.

“Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, license, occupation, premium, windfall profits, environmental (including under Code §59A), withholding, social security (or similar), unemployment, disability, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; payments in lieu of taxes, levies, duties, assessments and fees of any nature or other taxes of any kind whatsoever, together with all related penalties, fines or additions to tax or interest thereon, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any returns, reports, forms, declarations, claims for refund, information reports, amended returns or other documents (including any related or supporting schedules, supporting statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Person or the administration of any laws or regulations or, administrative requirements relating to any Taxes.

“Termination Date” has the meaning assigned to such term in Section 11.1.

“Threshold” has the meaning assigned to such term in Section 10.3.

“Transferred Employee” refers to any person who is an employee of any of any of the Acquired Companies as of the Closing Date and which is set forth on Schedule 4.18.

“Transition Agreement” has the meaning assigned to such term in Section 2.3.

“Violation” has the meaning assigned to such term in Section 4.4.

“Year-End Financial Statements” has the meaning assigned to such term in Section 4.6.

ARTICLE II

SALE OF SHARES

2.1  Contribution of Assets.

(a)  Prior to the Closing Date, Seller shall contribute, or cause to be contributed, all of the Purchased Assets to the Acquired Companies to the extent not already owned by the Acquired Companies. For purposes of this Agreement, “Purchased Assets” means all of the business, assets, properties and rights of the Seller and its Subsidiaries primarily used in connection with or necessary for the operation of the Managed Vision Business by Buyer after Closing in a manner substantially similar to the manner in which Seller and the Acquired Companies operated the Managed Vision Business prior to Closing (other than the Excluded Assets) whether real, personal, tangible or intangible, of every kind, nature and description and wherever located, and whether or not carried on any of the Seller’s or its Subsidiaries’ books and records, including, without limitation:

(i)  all interests in and contracts relating to real property, including leases, licenses, purchase agreements, opinions or easements of any kind, if any, in each case if primarily used in connection with or necessary for the operation of the Managed Vision Business;

(ii)  all machinery, equipment, vehicles, computers and other data processing hardware (and all software related thereto or used therewith), office furniture, office equipment, fixtures and other tangible personal property of similar nature used by Seller or any of its Subsidiaries in the Managed Vision Business;

(iii)  all leases, agreements and other rights to use, occupy or possess machinery, equipment, vehicles and other tangible personal property of similar nature if primarily used in connection with or necessary for the operation of the Managed Vision Business;

(iv)  all agreements relating to the Managed Vision Business to which Seller or any of its Subsidiaries is a party, including, without limitation any agreements with employees, independent contractors, customers, distributors, suppliers, licensees, advertisers, sponsors, lessors and vendors, and all rights arising under or pursuant to such agreements and rights;

(v)  all of the Seller’s and its Subsidiaries’ Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present and future infringements thereof, proceeds thereof and rights to protection of interests therein under the laws of all jurisdictions, in each case if primarily used in connection with or necessary for the operation of the Managed Vision Business;

(vi)  cash, if any, accounts receivable, notes receivable, and other receivables of the Managed Vision Business;

(vii)  prepaid costs and expenses, including, without limitation, deposits, of the Managed Vision Business;

(viii)  all raw materials, finished goods, packaging, binders and other inventories of the Managed Vision Business;

(ix)  all work in progress, production, preparation or process of the Managed Vision Business;

(x)  all materials used for the marketing and development of the Managed Vision Business, including, without limitation, all customer and subscriber lists, marketing lists, and advertiser lists of the Managed Vision Business;

(xi)  claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Managed Vision Business;

(xii)  franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Entities of the Managed Vision Business;

(xiii)  all of the Managed Vision Business’s bank accounts;

(xiv)  all telephone and fax numbers, all post office boxes and box numbers, all domain names and websites used, owned or leased in connection with the Managed Vision Business, and all content on any such websites (including, without limitation, all text, hypertext markup language, data, databases, audio and video programming, musical works, sound recordings, still pictures, illustrations, animation, logos, graphics, motion pictures, and other audiovisual materials), and any other information owned by or licensed to the Seller or its Subsidiaries which are used in the conduct of the Managed Vision Business or such websites; and

(xv)  all records, invoices and other documents and information necessary to the operation of the Managed Vision Business or the ownership and operation of the Purchased Assets, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media, including, without limitation, all employment records and files, titles, registrations, contracts, customer, advertiser and vendor files, invoices, marketing and statistical information pertaining to the Purchased Assets, editorial strategies, plans and calendars, and all bills of sale and warranties received by the Seller upon its acquisition of tangible property, it being understood that Seller shall be entitled to retain copies of any such materials to the extent required by law or necessary in connection with the preparation of any tax returns, reports or other governmental filings.

2.2  Excluded Assets. The assets of Seller and its Subsidiaries set forth on Schedule 2.2 or otherwise not used in connection with the Managed Vision Business (including the assets and capital stock of Accountable Eye Care Associates, Inc. and Georgia Eye Care, Inc.) are not included in the transactions contemplated by this Agreement and shall not be transferred or assigned to the Acquired Companies under this Agreement. They are considered “Excluded Assets.” The Excluded Assets will not, individually or in the aggregate, materially or adversely affect Buyer’s ability to conduct the Managed Vision Business after Closing in a manner substantially similar to the manner in which Seller and its Subsidiaries conducted the Managed Vision Business prior to Closing.

2.3  Stock Purchase.

(a)  On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer and assign to the Buyer, all of the Shares, free and clear of all Liens.

(b)  In addition, on the Closing Date, Buyer shall grant to Seller an exclusive (to the extent specified in the License Agreement (defined below)), royalty free right to use, in perpetuity, certain trademarks, service marks and trade names that are used in both the Managed Vision Business and Seller’s consumer vision business (as identified on Schedule 2.3(b)) upon the terms and conditions set forth in a license agreement, the form of which is attached hereto as Exhibit B (the “License Agreement”). At the Closing, the Parties shall also enter into a transition services agreement, the form of which is attached hereto as Exhibit C (the “Transition Agreement”), that will govern Buyer’s right to utilize the opticare.net e-mail address and the opticare.com website, Seller’s right to use the “Solomon” brand accounting software and server and such other transition matters as the Parties deem appropriate.

2.4  Purchase Price. Subject to the terms and conditions of this Agreement, in consideration for the Shares and the Parties’ agreements set forth herein, the aggregate purchase price (the “Purchase Price”) shall consist of an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000). On the Closing Date, Buyer will deliver, by wire transfer of immediately available funds to the Seller, the Purchase Price minus the Escrow Amount, which the Buyer will deliver by wire transfer of immediately available fund to an escrow agent reasonably acceptable to the Seller (the “Escrow Agent”), under an escrow agreement to be entered into on the Closing Date by and among Seller, Buyer and the Escrow Agent substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”). The Escrow Amount shall be available to satisfy amounts owing to the Buyer pursuant to Article X below.

2.5  The Closing.

(a)  The actions contemplated to consummate the transactions under this Agreement shall take place on the Closing Date, which, unless otherwise agreed by the Buyer and the Seller, shall be as soon as practicable (and in any event not later than three (3) Business Days) after all conditions precedent of the Buyer and the Seller which are set forth in this Agreement have been fully satisfied or have been waived in writing; provided, however, that notwithstanding the actual time of the day on the Closing Date at which the actions contemplated to consummate this Agreement shall occur, the Closing shall be deemed to be effective as of and to occur, at 12:01 a.m. (Central Time, adjusted for daylight savings time, if applicable) on the day after the Closing Date. The Closing shall commence on the Closing Date at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois 60601, or at such other location as may be agreed upon by the Parties.

(b)  Subject to the terms and conditions set forth in this Agreement, the Parties hereto shall consummate the following “Closing Transactions” on the Closing Date:

(i)  the Seller shall deliver to the Buyer the certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite federal, state and local transfer stamps affixed thereto;

(ii)  the Buyer shall deposit the Escrow Amount into escrow with the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement;

(iii)  the Buyer shall deliver to the Seller the Purchase Price (minus the Escrow Amount) payable to the Seller in immediately available funds to an account designated by the Seller to the Buyer in a signed writing at least two (2) Business Days prior to the Closing Date;

(iv)  each of the Parties shall deliver the respective opinions, certificates and other instruments required to be delivered by or on behalf of them under Articles VI and VII hereof; and

(v)  the Seller shall have delivered to the Buyer the minute books, stock books, ledgers, registers, corporate seals and all other corporate books and records and other property of the Acquired Companies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement for the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to the Buyer that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct as of the Closing Date. When information is included in schedules referenced in this Article III, Article IV, Article V or elsewhere in this Agreement, such information shall be deemed disclosed only as to such schedule unless the disclosure is reasonably apparent from its face to be applicable to other sections of this Agreement.

3.1  Organization and Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Managed Vision Business and to own and use the properties owned and used by it.

3.2  Authority. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as disclosed on Schedule 3.2, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity, nor is any such authorization, consent, or approval required in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Seller.

3.3  Ownership of Shares. The Seller owns beneficially 100% of the common stock and other equity interests in the Acquired Companies (the “Shares”). Seller owns the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. All of the Shares have been duly authorized by all necessary corporate action on the part of the Acquired Companies and are validly issued, fully paid and non-assessable. There are no rights outstanding, options, warrants, purchase rights, or other contracts or commitments that could require Seller to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Acquired Companies (other than this Agreement). At Closing, the Buyer shall own 100% of the Shares and 100% of the equity in the Acquired Companies free and clear of all Liens. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Acquired Companies.»

3.4  No Brokers or Finders. No broker or finder is involved on behalf of the Seller in connection with the transactions contemplated by this Agreement. No broker or finder involved on behalf of Seller may claim any commission on account of the consummation of the transactions contemplated by this Agreement, nor will Seller, its Affiliates or the Buyer have any Liability with respect to any such commissions.

3.5  Contribution. Prior to the Closing Date, Seller has contributed, or caused to be contributed, all of the Purchased Assets to the Acquired Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING

THE ACQUIRED COMPANIES

As a material inducement for the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to the Buyer that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1  Organization and Good Standing. The Acquired Companies are corporations or companies with limited liability, as applicable, duly organized, validly existing and in good standing under the laws of their respective jurisdictions and have full corporate or other power and authority and all licenses, permits, and authorizations necessary to carry on the Managed Vision Business and to own and use the properties owned and used by them. Schedule 4.1 lists the directors, officers, and members (as applicable) of the Acquired Companies. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws (or other applicable organizational documents) of the Acquired Companies (as amended to date). The Acquired Companies are not in default under or in violation of any provision of such charters, bylaws or other applicable organizational documents.

4.2  Capitalization. The entire authorized capital stock or membership interests of the Acquired Companies are as described on Schedule 4.2. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Acquired Companies to issue, sell, or otherwise cause to become outstanding any of their capital stock or membership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Acquired Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or membership interests of the Acquired Companies. No shares of the capital stock or membership interests of the Acquired Companies are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock or membership interests of the Acquired Companies and there are no agreements or other obligations (contingent or otherwise) which may require the Acquired Companies to issue, repurchase or otherwise acquire any shares of their capital stock, membership interests or any of its other securities of any kind. No former shareholder of the Acquired Companies has any claim or rights against the Acquired Companies or Seller.

4.3  Subsidiaries. Schedule 4.3 sets forth for each of the Acquired Companies’ Subsidiaries that is a corporation: (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury; for each of the Acquired Companies’ Subsidiaries that is a limited liability company: (x) its name and jurisdiction of formation, (y) the number of membership interests outstanding for each class of authorized membership interests, and (z) the names of the holders thereof and the number of interests held by each such holder. All of the issued and outstanding shares of capital stock or membership interests, as the case may be, of the Acquired Companies’ Subsidiaries have been duly authorized and are validly issued, fully paid, and non-assessable. The Acquired Companies hold of record and own beneficially all of the outstanding shares or membership interests of each of their Subsidiaries, free and clear of any restrictions on transfer. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Acquired Companies or their Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or membership interests of any of their Subsidiaries or that could require any Subsidiary of the Acquired Companies to issue, sell, or otherwise cause to become outstanding any of its own capital stock or membership interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Acquired Companies’ Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests of any Subsidiary of the Acquired Companies. The Acquired Companies do not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Acquired Companies except for the Professional Affiliate. Except for the Subsidiaries set forth in Schedule 4.3, the Acquired Companies do not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.4  No Violations. Except as disclosed on Schedule 4.4, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in, any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or the creation of a Lien, security interest or other encumbrance with respect to, the Shares, any portion of the Purchased Assets, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Acquired Companies is a party or by which it is bound or to which any of its assets is subject (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), or pursuant to any provision of the certificate of incorporation, bylaws, organizational documents or regulations of the Acquired Companies, (ii) result in any Violation of any judgment, order or decree entered with respect to the Acquired Companies or to which the Purchased Assets are subject, (iii) result in any Violation of any statute, law, ordinance, rule or regulation applicable to the Acquired Companies or the Purchased Assets or (iv) provide any Governmental Entity or Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, license, permit, waiver or other authorization issued or originated previously.

4.5  No Consents. Except for such filings, authorizations, orders and approvals described on Schedule 4.5, no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the the Acquired Companies’ execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

4.6  Financial Statements.

(a)  Seller’s managed vision segment is comprised of a business that contracts with insurers, employer groups, managed care plans, HMOs and other third-party payers to manage claims payment and administration of eye health benefits for those contracting parties.

(b)  The Seller has delivered to the Buyer complete and correct copies of (a) the Managed Vision Business’s unaudited balance sheet as of December 31, 2005 and the related unaudited statement of income for the fiscal year ended on that date (the “Year-End Financial Statements”), and (b) the Managed Vision Business’s unaudited balance sheet as of and the statement of income for the period ended February 28, 2006 (the “Interim Financial Statements,” and together with the Year-End Statements, the “Financial Statements”). The managed vision segment information presented in the Financial Statements accurately describes the Managed Vision Business in all material respects. Furthermore, except as set forth on Schedule 4.6, all of the Financial Statements (i) have been prepared in accordance with GAAP, consistently applied (subject to normal, recurring adjustments and the absence of footnotes), and on a basis consistent with the managed vision segment information presented in OptiCare’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, except for the write-off associated with the decision to put the Managed Vision Business up for sale and the letter of intent with Buyer to sell the Managed Vision Business and (ii) fairly present, in all material respects, as of and for the periods described therein, the financial position and results of operations of the Managed Vision Business.

(c)  Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is consistent with the books and records of OptiCare (which, in turn, are accurate and complete in all material respects). Such Financial Statements (i) do not contain any material item of extraordinary or non-recurring income or expense (except as specified therein); and (ii) reflect all write-offs or necessary revaluation of assets.

(d)  The reserves recorded in the accounting records of OptiCare for contract benefits, losses, claims and expenses and any other reserves (i) make good and sufficient provisions for all obligations of the Managed Vision Business; (ii) meet the requirements of any law, rule or regulation applicable to such reserves and the requirements, if any, of the Acquired Companies’ Permits; and (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year. Since the date of Interim Financial Satements there has not been a Material Adverse Change that would require a change in such reserves.

4.7  Litigation.  Except as set forth on Schedule 4.7, (i) there are no actions, suits, proceedings, of any kind pending, or governmental investigations of any kind now pending or, to Seller’s Knowledge, threatened in writing and involving the Managed Vision Business or the Purchased Assets, (ii) no action, suit, demand, investigation or proceeding is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by the Acquired Companies in connection with this Agreement or (iii) to Seller’s Knowledge, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a basis for the commencement of either (i) or (ii). The Acquired Companies are not subject to any judicial injunction or mandate or any administrative order or administrative restriction directed to or against them as a result of their ownership of the Purchased Assets or their conduct of the Managed Vision Business as now or heretofore conducted by them, and no Governmental Entity has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of the Acquired Companies to conduct the Managed Vision Business or any part thereof as now or heretofore conducted by them.

4.8  Compliance with Applicable Laws

           (a)  Except as set forth on Schedule 4.8, the Managed Vision Business is being conducted in compliance in all material respects with all applicable laws, rules, ordinances, regulations, licenses, or judgments, or orders, rules, regulations, licenses, judgments, or decrees of Governmental Entities, and, to Seller’s Knowledge, no condition exists which with or without notice or passage of time or both shall cause the Acquired Companies not to remain in such compliance, nor has Seller received notification from any Governmental Entity asserting that, with respect to the Managed Vision Business, the Acquired Companies are not in compliance with any of the statutes, regulations or ordinances which such governmental authority enforces, or that the governmental agency or department is threatening to revoke, suspend or modify any governmental authorization applicable to the Managed Vision Business. Except as set forth on Schedule 4.8, the Acquired Companies have not utilized and do not utilize brokers or agents in the conduct of the Managed Vision Business. The Acquired Companies hold all certificates of authority, permits, licenses, consents, certificates, orders and approvals from all Governmental Entities which are necessary to own or lease the Purchased Assets and operate the Managed Vision Business in the manner heretofore conducted (collectively, “Acquired Companies’ Permits”), and Acquired Companies’ Permits are in full force and effect. Schedule 4.8(b) sets forth a complete and accurate listing of the Acquired Companies’ Permits. The Acquired Companies have filed all statements and reports with insurance regulatory authorities required by the law, regulations, licensing requirements and orders administered or issued by such regulatory authorities. To Seller’s Knowledge, no event has occurred with respect to any of such Acquired Companies’ Permits which would cause revocation, termination or suspension of any of such Acquired Companies’ Permits or give rise to any obligation on the part of the Acquired Companies (pre-Closing) or Buyer (post-Closing) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Acquired Companies have not, and none of their executive officers, directors or employees (in their respective capacities as such) has, engaged in any activity constituting fraud or abuse under the laws relating to the Managed Vision Business. Schedule 4.8(b) lists all examinations of the Acquired Companies subsequent to January 1, 2004 related to the Managed Vision Business conducted by a Governmental Entity and identifies by date any correspondence between such a Governmental Entity and Acquired Company regarding sanctions, conclusions made and/or corrective action required or suggested based on such examination.

(b)  The Acquired Companies have complied with all applicable Environmental Laws relating to the Managed Vision Business except for any failure to comply which would not have a Material Adverse Effect. There is no pending, or, to the Knowledge of Seller, threatened, civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law applicable to the Managed Vision Business.

(c)  The Acquired Companies have not released or caused the release of any Materials of Environmental Concern into the environment at any parcel of real property or any facility used in connection with or relating to the Managed Vision Business formerly or currently owned, operated or controlled by the Acquired Companies.

(d)  To the Seller’s Knowledge, there are no environmental reports, investigations or audits relating to premises used in connection with or relating to the Managed Vision Business currently or previously owned or operated by the Acquired Companies that have not been disclosed to Buyer.

4.9  Title and Condition of Properties.  The Acquired Companies do not own any real property included in the Purchased Assets.

4.10  Real Property Leases.

(a)  Schedule 4.10(a) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Acquired Companies have delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(b)  Except as set forth in Schedule 4.10(b), with respect to each of the Leases:

(i)  such Lease is in full force and effect and is the legal, valid, enforceable and binding obligation of the Acquired Companies;

(ii)  the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease;

(iii)  neither the Acquired Companies nor, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event under Seller’s control has occurred, or, to Seller’s Knowledge, no event under any other party’s control has occurred, and no circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iv)  the Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v)  the Acquired Companies have not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(vi)  there are no Liens on the estate or interest created by such Lease.

4.11  Absence of Undisclosed Liabilities.  Except (a) as set forth on Schedule 4.11 hereto, (b) as reflected or reserved against on the face of the Interim Financial Statements, or (c) for obligations or liabilities incurred in the ordinary course of business after the date of the Interim Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), the Acquired Companies have no material Liability of any nature whatsoever (whether absolute, accrued, contingent, disputed or otherwise, including without limitation, Liabilities arising from deferred Tax, vacation time or severance pay); nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to the Closing Date or from any action omitted to be taken during such period that could reasonably be expected to result in any such Liability.

4.12  Absence of Certain Changes.  Except (a) as set forth on Schedule 4.12, (b) for the execution and delivery of this Agreement and changes in the Managed Vision Business or Purchased Assets attributable to the transactions contemplated or necessitated by this Agreement, and (c) as disclosed in the Interim Financial Statements as previously delivered or to be delivered to Buyer, since December 31, 2005:

(i)  none of the Acquired Companies has redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock or membership interests;

(ii)  none of the Acquired Companies has issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities of, any Subsidiary;

(iii)  none of the Acquired Companies has sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to any employee or Affiliate of the Acquired Companies) any assets used in connection with the Managed Vision Business (whether tangible or intangible);

(iv)  none of the Acquired Companies has disclosed any proprietary confidential information used or useful in connection with or relating to the Managed Vision Business to any Person that is not subject to any confidentiality agreement;

(v)  none of the Acquired Companies has hired or fired any member of the Acquired Companies’ senior management directly involved in the Managed Vision Business;

(vi)  none of the Acquired Companies has made any material change in its accounting methods or practices with respect to the Managed Vision Business or the Purchased Assets;

(vii)  none of the Acquired Companies has executed, amended, or terminated any contract which would adversely affect (either in the aggregate or individually) the Managed Vision Business to which it is or was a party or by which any of the Purchased Assets are bound of affected; amended, terminated or waived any of its rights thereunder; or received notice of termination, amendment, or waiver of any contract or any material rights thereunder;

(viii)  none of the Acquired Companies has permitted any Lien, charge or encumbrance on any of the Purchased Assets;

(ix)  the Acquired Companies have (A) conducted the Managed Vision Business in a commercially prudent manner, as a going concern and in the ordinary course, and consistent with such operation, complied in all material respects with applicable legal and contractual obligations, consistent with past practice; (B) used commercially reasonable efforts, consistent with past practice, to preserve the goodwill of their customers and their employees; and (C) with the exception of the letter of intent among Seller, Refac and Centene Corporation and the execution of this Agreement, not taken any action outside of the ordinary course of business which would tend to cause any of their customers to cease their respective business relationships with them.

(x)  none of the Acquired Companies has (A) made or granted any increase in the compensation payable or to become payable by it (or for which they may have any Liability) to any employee of the Managed Vision Business or (B) modified or terminated any Benefit Plan;

(xi)  none of the Acquired Companies has failed to pay any material Liability or Indebtedness relating to the Managed Vision Business when due, and all outstanding Liabilities and Indebtedness relating to the Managed Vision Business have been properly recorded on the books of the Seller and its Subsidiaries;

(xii)  none of the Acquired Companies has suffered (involuntarily or voluntarily), with respect to the Managed Vision Business, any adverse changes in condition (financial or otherwise), results of operations, earnings, properties, prospects, or business (including, without limitation, any material change in its premium or other revenues, claims or other costs, or relations with governmental authorities, or any of its employees, agents, underwriters, or others);

(xiii)  none of the Acquired Companies has incurred or paid any Indebtedness or Liability (contingent or otherwise) relating to the Managed Vision Business except in the ordinary course of its business, consistent with its past practice and in any event not in excess of $50,000 in the aggregate, and there does not exist a set of circumstances that could reasonably be expected to result in any such Indebtedness or Liability;

(xiv)  none of the Acquired Companies has suffered any strike, dispute, grievance, controversy or other similar labor trouble with respect to its employees serving the Managed Vision Business;

(xv)  none of the Acquired Companies has instituted, settled, or agreed to settle, any litigation, action or proceeding before any Governmental Entity relating to the Managed Vision Business;

(xvi)  none of the Acquired Companies has made any material changes in its servicing, billing or collection operations or policies of the Managed Vision Business;

(xvii)  none of the Acquired Companies has merged or consolidated with any other corporation or other entity or permitted any other entity to merge into them (unless the surviving entity is bound by the terms of this Agreement and prepared to perform its obligations hereunder);

(xviii)  none of the Acquired Companies has taken or omitted to take any action, or permitted the occurrence of any change or event, which would render any of its representations and warranties contained herein untrue at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date; and

(xix)  none of the Acquired Companies has entered into any agreement or made any commitment to take any of the types of action described in Section 4.12(i) through (xviii) above.

4.13  Contracts.

(a)  Except as specifically contemplated by this Agreement and except as set forth in Schedule 4.13, none of the Acquired Companies is a party to or bound by, whether written or oral, any:

(i)  collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, relating to the Managed Vision Business, or any arrangement for which the benefits thereunder will be increased or triggered, or the vesting of benefits thereunder will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(ii)  consulting or management services agreement or contract for the employment of any current or former officer, individual employee or other Person serving the Managed Vision Business on a full-time, part-time or consulting basis or any severance agreements;

(iii)  agreement or indenture relating to Indebtedness of the Managed Vision Business or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(iv)  agreements with respect to the lending or investing of its funds in or to other Persons;

(v)  license or royalty agreements, nondisclosure agreements or confidentiality agreements relating to the Managed Vision Business;

(vi)  guaranty of any Indebtedness or other obligation relating to the Managed Vision Business, other than endorsements made for collection in the ordinary course of business;

(vii)  lease or agreement relating to the Managed Vision Business under which it is lessee of, or holds or operates, any personal property owned by any other party requiring payments in excess of $25,000 annually;

(viii)  lease or agreement relating to the Managed Vision Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(ix)  contract or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property used in connection with the Managed Vision Business or for the furnishing or receipt of services relating to the Managed Vision Business which either calls for performance over a period of more than one year (except if such contracts do not involve a sum in excess of $25,000 annually) or involves consideration in an amount in excess of $25,000;

(x)  contract or group of related contracts relating to the Managed Vision Business with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Acquired Companies on (sixty) 60 days or less notice without penalties or involving consideration in an amount in excess of $25,000;

(xi)  contract relating to the Managed Vision Business containing terms having the effect of prohibiting the Acquired Companies from freely engaging in business anywhere in the world;

(xii)  franchise, dealership, vendor, service agreement or contract relating to the distribution, marketing or sales of products or services used or useful in connection with or relating to the Managed Vision Business;

(xiii)  warranty agreement with respect to products sold or services rendered in connection with the Managed Vision Business;

(xiv)  agreements, contracts or understandings relating to the Managed Vision Business pursuant to which Acquired Companies subcontract material work to third parties;

(xv)  other agreement material to them relating to the Managed Vision Business whether or not entered into in the ordinary course of business;

(xvi)  contract relating to the distribution, marketing, sale, advertising or promotion of products or services relating to the Managed Vision Business;

(xvii)  contract with any officer, director, shareholder or other Affiliate of the Acquired Companies relating to the Managed Vision Business; or

(xviii)  agreement relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments) relating to the Managed Vision Business.

(b)  Except as specifically contemplated by this Agreement or disclosed in Schedule 4.13(b), (i) to Seller’s Knowledge, no contract or commitment required to be disclosed on Schedule 4.13(a) has been breached or canceled by the other party thereto, (ii) since December 31, 2005, no customer or supplier of the Managed Vision Business has indicated in writing or orally to any of Seller or any of its Subsidiaries that it may or shall stop or materially decrease the rate of business done with the Acquired Companies or that it desires to renegotiate its contract with any of the Acquired Companies, (iii) the Acquired Companies have performed in all material respects all obligations required to be performed in connection with the contracts or commitments required to be disclosed on Schedule 4.13(a) and are not in receipt of any claim of default under any contract or commitment required to be disclosed on the Schedule 4.13(a), (iv) the Acquired Companies expect to fully perform their obligations under those contracts set forth on Schedule 4.13(a), (v) Seller has no Knowledge of any breach or anticipated breach by any party to any contract set forth on Schedule 4.13(a) and (vi) each agreement identified on Schedule 4.13(a) is legal, valid, binding, enforceable and in full force and effect with respect to the Acquired Companies, and, to Seller’s Knowledge, with respect to the other parties thereto, and shall continue as such following the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.14  Title to and Condition of Assets.  The Acquired Companies own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Managed Vision Business as presently conducted. Except as set forth on Schedule 4.14, each such tangible asset is free from material defects (patent and latent), is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15  No Brokers or Finders.  No broker or finder is involved on behalf of any of the Acquired Companies or any of their Affiliates in connection with the transactions contemplated by this Agreement. No broker or finder involved on behalf of any of the Acquired Companies may claim any commission on account of the consummation of the transactions contemplated by this Agreement, nor will the Acquired Companies, their Affiliates or the Buyer have any Liability with respect to any such commissions.

4.16  Operating Data. On or prior to the date hereof, the Seller has delivered to the Buyer the operating performance data set forth on Schedule 4.16. The most current version of such data set forth on Schedule 4.16 accurately and fairly presents the Acquired Companies’ operations including income, expenses and liabilities, and is consistent with the information contained in its books and records, and fairly presents the financial condition and results of operations as of the times and for the periods referred to therein.

4.17  Tax Returns and Tax Liabilities.

(a)  The Acquired Companies have timely filed all Tax Returns that they were required to file (including, without limitation, all real and personal property, informational, franchise and withholding Taxes and other Tax Returns) relating to the Managed Vision Business; all such Tax Returns were correct and complete in all material respects and based on the applicable measure of the Acquired Companies’ operations during the period in question. True and correct copies of all such Tax Returns are included in the Acquired Companies’ files. As used herein, “timely filed” shall mean the later of the original due date or the date required by any extension of time.

(b)  All Taxes owed by any of the Acquired Companies (whether or not shown or required to be shown on any Tax Return) have been paid. Except as set forth on Schedule 4.17(b), the Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Managed Vision Business. No claim has ever been made by an authority in a jurisdiction where the Acquired Companies do not file a Tax Return that the Acquired Companies are or may be subject to taxation by that jurisdiction with respect to the Managed Vision Business. There are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)  The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Managed Vision Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)  The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Acquired Companies. None of the Acquired Companies has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Acquired Companies have filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Acquired Companies that includes or relates to the Managed Vision Business. Schedule 4.17(d) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after December 31, 2002 that include or relate to the Managed Vision Business and have been audited or are currently the subject of audit. The Acquired Companies have made available to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies filed or received since December 31, 2002 that include or relate to the Managed Vision Business.

(e)  Except as set forth on Schedule 4.17(e), the Acquired Companies are not party to any Tax allocation or sharing agreement. The Managed Vision Business (i) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was OptiCare), and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)  The Managed Vision Business is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). The Acquired Companies have not distributed stock of another Person, nor has had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(g)  None of the Acquired Companies will be required to include any item of income in, or excluded any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(h)  Schedule 4.17(h) sets forth the following information as of the most recent practicable date: (i) Seller’s basis in the Purchased Assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Purchased Assets.

4.18  Employees and Employee Benefits.

(a)  Schedule 4.18(a) sets forth the Acquired Companies’ current employees primarily assigned and/or necessary to the Managed Vision Business, each of such employee’s name and position, date of employment and title or job position, the total annual salary, wages, bonus or other compensation. Except as set forth on Schedule 4.18(a), none of the Acquired Companies is a party to any written or oral employment contract or agreement with any of such Transferred Employees which precludes their termination at will. Except as set forth on Schedule 4.18(a), none of such employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date. There has been no change of, or agreement to change, any terms of employment for such Transferred Employees, including without limitation, salary, wage rates, commission formulae, or other compensation, except for normal “merit” raises given in the ordinary course of business. No such Transferred Employee has indicated any intention to terminate his or her employment. There is no union contract or other collective bargaining agreement in existence affecting the Acquired Companies. The Acquired Companies have not received notice from the National Labor Relations Board that a petition for recognition for a collective bargaining unit has been filed by or on behalf of employees who are primarily assigned and/or necessary to the Managed Vision Business, nor are the Acquired Companies aware of any attempts by any union to obtain recognition as a bargaining agent in respect thereof and there have been no grievance disputes or slowdowns with respect to such employees.

(b)  Schedule 4.18(b)(i) contains a true and complete list of all Benefit Plans in which Transferred Employees or Former Employees participate as of the Closing Date (“Acquired Company Benefit Plans”). Except as set forth on Schedule 4.18(b)(ii), neither the Acquired Companies nor their ERISA Affiliates maintains or contributes to or has any Liability with respect to, or will have any liability as a result of the consummation of this transaction with respect to, any Acquired Companies’ Benefit Plans as of the Closing Date on behalf of the Transferred Employees. Each Acquired Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue service (the “IRS”) that such Acquired Company Benefit Plan is qualified under Section 401(a) of the Code, and, to Seller’s Knowledge, nothing has occurred since the date of such determination that would adversely affect the qualification of such Benefit Plan in form. Each Acquired Company Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code. The Acquired Companies have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Acquired Companies have no obligation under any Acquired Company Benefit Plan or otherwise to provide post employment health or life insurance benefits to current or former employees of the Acquired Companies who are serving or served the Managed Vision Business, except as specifically required by COBRA. Neither the Acquired Companies nor, to Seller’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Acquired Company Benefit Plan which could subject any such Acquired Company Benefit Plan (or its related trust), the Acquired Companies or Buyer or any officer, director or employee of any of the foregoing to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code. No asset of the Acquired Companies or their ERISA Affiliates is subject to any lien under ERISA or the Code, and neither the Acquired Companies nor their ERISA Affiliates have incurred, nor reasonably expects to incur, any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation. Neither the Acquired Companies nor their ERISA Affiliates have any liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(c)  No employee primarily assigned and/or necessary to the Managed Vision Business is represented by any labor union or subject to any collective bargaining agreement, and the relations of the Acquired Companies with such employees are good.

(d)  Schedule 4.18(d) lists all independent contractors who have provided services to the Acquired Companies in connection with the Managed Vision Business since January 1, 2006.

4.19  Indebtedness.  Except as set forth on the attached Schedule 4.19, the Managed Vision Business has no Indebtedness.

4.20  Intellectual Property.

(a)  Schedule 4.20(a) sets forth a complete and correct list of all of the following owned or used (whether pursuant to a written license or otherwise) by the Acquired Companies in the Managed Vision Business: (i) any patented or registered Intellectual Property and all pending patent applications or other applications for registration of Intellectual Property; (ii) any trade names and material unregistered trademarks or service marks; (iii) any material unregistered copyrights, mask works and computer software; and (iv) any licenses or similar agreements or arrangements with respect to Intellectual Property, whether any of the Acquired Companies is licensee or licensor of such rights, in each case identifying the subject Intellectual Property and nature of the licensing relationship. All Intellectual Property included in the Purchased Assets will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(b)  Except as set forth in Schedule 4.20(b), (i) the Acquired Companies own and possess all right, title and interest in and to, or have a valid and enforceable right to use via a written license identified on Schedule 4.20(a), all of the Intellectual Property, free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened, and there are no grounds for same, (ii) the Acquired Companies own or have a valid and enforceable right to use all Intellectual Property necessary or desirable for it to conduct the Managed Vision Business as currently conducted and as currently proposed to be conducted, (iii) the loss or expiration of any Intellectual Property owned by, issued to or licensed to the Acquired Companies have not and would not have an adverse effect, and no such loss or expiration is pending, threatened or reasonably foreseeable, (iv) none of the Acquired Companies has received any notices of, nor are the Acquired Companies aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including, without limitation, any demand or request that the Acquired Companies license rights from a third party), (v) neither the Acquired Companies nor the operation of the Managed Vision Business infringes, misappropriates or otherwise conflicts with any rights of any third parties, and none of the Acquired Companies is aware of any infringement, misappropriation or conflict which may occur as a result of the continued operation of the Managed Vision Business as currently conducted, and (vi) none of the Intellectual Property owned by or licensed to the Acquired Companies has been infringed, misappropriated or otherwise misused by any third party.

4.21  Notes and Accounts Receivable.  All notes and accounts receivable of the Acquired Companies relating to the Managed Vision Business are reflected properly on their books and records, have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with GAAP).

4.22  Insurance.  The attached Schedule 4.22 lists and briefly describes each insurance policy maintained for or on behalf of the Acquired Companies with respect to the Purchased Assets and the Managed Vision Business. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Acquired Companies under any such insurance policies and the Acquired Companies have not received any notification of cancellation of any of such insurance policies. Except as set forth on Schedule 4.22, none of the Acquired Companies has self-insurance or co-insurance programs.

4.23  Books and Records; Bank Accounts; Powers of Attorney.

(a)  The financial and accounting records and other business records of the Acquired Companies and their corporate minute books, as furnished to the Buyer, are accurate in all material respects.

(b)  Schedule 4.23(b) sets forth a correct and complete list of all bank accounts and safe deposits of the Acquired Companies relating to the Managed Vision Business, and all authorized signatories with respect thereto.

(c)  There are no outstanding powers of attorney executed on behalf of the Acquired Companies relating to the Managed Vision Business.

4.24  Warranties. No service provided by the Acquired Companies relating to the Managed Vision Business is subject to any guaranty, warranty, right of return or other indemnity other than the applicable warranty terms which are set forth in Schedule 4.24.

4.25  Customers. The Acquired Companies believe they have good relations with the customers of the Managed Vision Business. Except as set forth on Schedule 4.25, since January 1, 2006, no significant customer or prospective customer of the Managed Vision Business has indicated to the Acquired Companies that it will not purchase any services from them in the future or that it wishes to receive a refund. Except as set forth on Schedule 4.25, there are no unfilled customer orders or commitments obligating the Acquired Companies to perform services relating to the Managed Vision Business.

4.26  Confidential Information. Except as set forth in Schedule 4.26, none of the Acquired Companies has disclosed any information of a proprietary or confidential nature relating to the Managed Vision Business or the technology used in the Managed Vision Business or the financial condition of the Managed Vision Business to any Person.

4.27  Business Relationships with Affiliates. Schedule 4.27 lists any agreements, arrangements or relationships relating to the Managed Vision Business pursuant to which any officer, director or stockholder of the Acquired Companies (a) owns any property or right, tangible or intangible, which is used in the Managed Vision Business, (b) has any claim or cause of action against any of the Acquired Companies, (c) owes any money to the Acquired Companies or is owed any money by the Acquired Companies, or (d) has any other business relationship with the Acquired Companies other than in the capacity as an officer, director or stockholder (any relationships shall be referred to herein as “Affiliated Transactions”).

4.28  No Acceleration of Rights or Benefits. Except as described in Section 4.28 attached hereto, none of the Acquired Companies, the Buyer nor any of their Affiliates will be obligated after Closing to make any payment to any Person in connection with the transactions contemplated by this Agreement. No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement.

4.29  Minimum Net Worth. The minimum Net Worth of the Managed Vision Business is not less than Five Hundred Thousand Dollars ($500,000).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement for the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct as of the Closing Date:

5.1  Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2  Buyer’s Authority.  The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except insofar as enforcement may be limited by insolvency or similar laws affected the enforcement of creditors’ rights in general, and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3  No Brokers or Finders.  No broker or finder is involved on behalf of the Buyer in connection with the purchase and sale of the Shares, nor may any broker or finder involved on behalf of the Buyer claim any commission on account of the purchase and sale of the Shares.

5.4  Buyer’s Consents.  Except as disclosed on Schedule 5.4, no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer, or the consummation by the Buyer of the transactions contemplated hereby.

5.5  No Legal Bar.  Except as set forth on Schedule 5.5 (and subject to the receipt of the Closing governmental authorizations described in Article VI below), the execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate the certificate of incorporation or bylaws of Buyer, or (b) result in a breach of, result in or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the cancellation or unilateral modification or amendment of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument, obligation or arrangement to which Buyer is a party or to which Buyer or any of its assets or properties may be subject, or (c) conflict with or violate any order, writ, judgment, injunction, decree, award, ruling, statute, rule or regulation applicable to Buyer, or any of its material assets, except in each case where any such violation, breach conflict or default would not have a material adverse effect on the business of Buyer, taken as a whole.

ARTICLE VI

BUYER’S CONDITIONS PRECEDENT TO CLOSING

The Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Buyer of the following conditions:

6.1  Instruments of Transfer.  All actions to be taken by the Seller or the Acquired companies in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

6.2  Corporate Resolutions.  The Seller and the Acquired Companies shall have provided the Buyer with appropriate resolutions from their respective Boards of Directors authorizing the Seller and the Acquired Companies to effectuate the actions required by them to consummate the transactions contemplated by this Agreement.

6.3  Performance of Conditions Precedent.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.4  Good Standing Certificate.  The Seller shall have delivered to the Buyer a certificate, executed by the proper state official, as to the good standing of the Acquired Companies in their respective jurisdiction of incorporation.

6.5  Secretary’s Certificates.  Each of the Seller and the Acquired Companies shall have delivered to the Buyer a certificate from their respective secretaries or assistant secretaries attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of such parties.

6.6  Material Adverse Change. There shall have been no change, event or development that has had or would reasonably be expected to have a Material Adverse Change.

6.7  Escrow Agreement. The Escrow Agreement shall be executed in form attached hereto as Exhibit A.

6.8  Incumbency Certificate.  Each of the Seller and the Acquired Companies shall have delivered to the Buyer a certificate of their respective secretaries or assistant secretaries certifying the incumbency of such parties’ officers and their genuine signatures.

6.9  Third Party Approvals and Consents.  The Seller shall have delivered to the Buyer all such written approvals, consents and waivers of third parties which are required to be obtained in connection with the transactions contemplated by this Agreement, including, without limitation, those consents set forth on Schedule 4.5 that are, in fact, required.

6.10  Seller’s Representations and Warranties True and Correct.  Each and all of representations and warranties (when considered individually and/or collectively) of the Seller set forth in Articles III and IV of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall not be deemed so modified for purposes of this condition). The Buyer shall have received a certificate signed on behalf of the Seller by an authorized officer(s) of Seller to such effect.

6.11  Governmental Consents and Approvals. The Parties shall have obtained from any and all Governmental Entities all appropriate and necessary approvals or consents required, or exemptions thereof to effect the transactions set forth in this Agreement, and the Acquired Companies shall be in compliance with all regulatory requirements of all applicable Governmental Entities. Each of the Parties shall have used its best efforts to obtain such approvals, consents or exemptions without any term or condition that would materially impair the value of the Managed Vision Business to Buyer. All conditions to such consents and/or approvals required to be satisfied prior to the Closing Date by the terms of such consents and/or approvals shall have been satisfied, and all waiting periods in respect of approvals or consents from Governmental Entities shall have expired or been terminated.

6.12  Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated thereby.

6.13  Resignations.  Upon the Buyer’s request, those directors and officers of the Acquired Companies as the Buyer may request shall have signed and delivered to the Buyer a resignation from their current positions as directors and officers, which resignations shall be satisfactory in form and substance to the Buyer.

6.14  Certain Covenants.  Seller shall have complied with its obligations in Article VIII in all material respects.

6.15  Deliveries.  The Seller shall have delivered to Buyer all applicable items set forth in Section 2.5(b).

6.16  Employment Agreement.  The Buyer shall have entered into an employment agreement and severance/change of control agreement with Mr. Jason M. Harrold on terms satisfactory to Buyer.

6.17  FIRPTA Affidavit. The Seller shall have delivered to the Buyer an affidavit, under penalties of perjury, stating that it is not a “foreign person” within the meaning of Code §1445, dated as of the Closing Date in form and substance satisfactory to the Buyer.

6.18  Indebtedness. The Managed Vision Business shall have no Indebtedness, other than Indebtedness set forth on Schedule 4.19.

6.19  Contracts. The Buyer shall have entered into a supply contract with OptiCare Eye Health Centers, Inc., a Connecticut corporation, for lab services on economic terms consistent with the current supply arrangement.

6.20  Transition/License Agreements. Seller shall have executed and delivered the Transition Agreement and License Agreement to Buyer.

Subject to Section 10.3(b), the consummation of the transactions under this Agreement by the Buyer shall not constitute a waiver of the Buyer’s rights to indemnification for a breach of a representation or warranty provided for under Article X.

ARTICLE VII

SELLER’S CONDITIONS PRECEDENT TO CLOSING

The Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver by the Seller of the following conditions:

7.1  Corporate Resolutions.  The Buyer shall provide the Seller with appropriate resolutions from its Board of Directors, authorizing the Buyer to effectuate the actions required by the Buyer to consummate the transactions contemplated by this Agreement.

7.2  Agreements.  The Buyer shall have executed and delivered to the Seller all agreements, instruments, certificates and other documents to be delivered by the Buyer.

7.3  Performance of Conditions Precedent.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.4  Good Standing Certificates.  The Buyer shall have delivered to the Seller a certificate, executed by the proper official, as to its good standing in the State of Delaware.

7.5  Secretary’s Certificate.  The Buyer shall have delivered to the Seller a certificate from the secretary or assistant secretary of the Buyer attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of the Buyer.

7.6  Escrow Agreement. The Escrow Agreement shall be executed in the form attached hereto as Exhibit A.

7.7  Incumbency Certificate.  The Buyer shall have delivered to the Seller a certificate of its secretary or assistant secretary certifying the incumbency of Buyer’s officers and their genuine signatures.

7.8  Buyer’s Representations and Warranties True and Correct.  Each and all of the representations and warranties (when considered individually and/or collectively) of the Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects). The Seller shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

7.9  Governmental Consents and Approvals. The Parties shall have obtained from any and all Governmental Entities all appropriate and necessary approvals or consents required, or exemptions thereof to effect the transactions set forth in this Agreement.

7.10  Deliveries.  The Buyer shall have delivered to Seller all applicable items set forth in Section 2.5(b).

7.11  Transition/License Agreements. Buyer shall have executed and delivered the Transition Agreement and License Agreement to Seller.

7.12  Supply Contract. Buyer shall have entered into a supply contract with OptiCare Eye Health Centers, Inc., a Connecticut corporation, for lab services on economic terms consistent with the current supply arrangement.

The consummation of the transactions under this Agreement by the Seller shall not constitute a waiver of the Seller’s rights to indemnification for a breach of a representation or warranty provided for under this Agreement.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1  Conduct of Business Pending Closing.

From the Execution Date until the Closing, the Seller agrees that, except as otherwise provided under this Agreement or as consented to by the Buyer in writing, it will (and will cause the Acquired Companies to):

(a)  conduct the Managed Vision Business in a commercially prudent manner, as a going concern and in the ordinary course, and consistent with such operation, comply in all respects with applicable legal and contractual obligations, consistent with past practice;

(b)  maintain the Acquired Companies’ cash management practices and their policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice and applicable accounting principles consistently applied, in each case relating to the Managed Vision Business;

(c)  cause the Acquired Companies’ current insurance policies relating to the Managed Vision Business not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies to the extent practicable for market premiums are in full force and effect;

(d)  maintain the books, accounts, and records of the Managed Vision Business in accordance with past accounting practices and GAAP, consistent with the custom and practice as used in the preparation of the Financial Statements;

(e)  use commercially reasonable efforts, consistent with past practice, to preserve the goodwill of its and the Acquired Companies’ relationships with customers, regulatory bodies, suppliers, employees and others having business relations with it related to the Managed Vision Business;

(f)  not intentionally take any action outside of the ordinary course of business which would tend to cause any Person to cease its relationship related to the Managed Vision Business with them;

(g)  administer, pay and discharge all of its and the Acquired Companies’ unrelated thirty party Liabilities of the Managed Vision Business related to periods prior to the Closing Date, and perform all reporting obligations under customer contracts relating to the Managed Vision Business in each case in the ordinary course of business consistent with past practice;

(h)  use commercially reasonable efforts to maintain all Managed Vision Business contracts;

(i)  comply in all material respects with all regulations and laws applicable to conduct the Managed Vision Business;

(j)  maintain, in accordance with past practice, the Acquired Companies’ credentials to the extent necessary or desirable to comply with the Acquired Companies’ policies and procedures relating to the Managed Vision Business or as required by any Government Entity;

(k)  maintain in full force and effect all of the Acquired Companies’ Permits;

(l)  maintain in full force and effect all Intellectual Property;

(m)   not permit any Lien to be charged on any of the Purchased Assets;

(n)  not redeem or repurchase, directly or indirectly, any shares of capital stock or declare, set aside or pay any dividends or make any other distributions with respect to any shares of the Acquired Companies’ capital stock or membership interests, except that Seller may distribute cash in an amount equal to the Managed Vision Business’s earnings since February 1, 2006, and any excess cash, subject to its obligation to maintain a minimum Net Worth as required by Section 4.29; and

(o)  not take any action (or omit to take any action), which action or omission would cause any representation or warranty contained herein to be untrue in any respect at any time through the Closing Date, as if such representation or warranty were made at and as of such time.

8.2  Access to Documents and Premises.  From the Execution Date through the Closing Date, the Buyer, its counsel, accountants, and other representatives shall, subject to confidentiality covenants made by the Seller to third parties and state and federal antitrust laws, and upon reasonable advance notice, have the right to inspect and access the books and records, facilities and personnel of the Acquired Companies and the Managed Vision Business, including inspection and access by the Buyer’s representatives information regarding all actions, suits, proceedings or investigations of any kind, now pending or threatened in writing, involving the Acquired Companies relating to the Managed Vision Business. Any such inspection and access shall occur during normal business hours and shall be scheduled by the Buyer and the Seller following request for inspection and access made to the Seller. All inspections shall be conducted by the Buyer and the Seller in such a manner as to maximize all applicable privileges. The Buyer and its representatives shall use their best efforts to conduct their inspection in such a manner as not to be disruptive to the Acquired Companies’ employees or business operations. The Seller acknowledge that the Buyer will be undertaking transition and integration planning during this period, and will make the books and records, personnel and facilities of the Managed Vision Business reasonably available to the Buyer and its representatives for such purpose.

8.3  Notices and Consents.  The Seller will give any notices to third parties referred to in Section 3.2 above and will use its best efforts to obtain any third party consents referred to in Section 4.5 above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any necessary or desirable authorizations, consents, and approvals of governments and governmental agencies in connection with consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties will file any notification and report forms and related material that he, she, or it may be required to file with any Governmental Entity, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

8.4  Notice of Developments.  The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Articles III or IV above. The Buyer will give prompt written notice to the Seller of any material adverse development causing a breach of any of its own representations and warranties in Article V above. No disclosure by any Party pursuant to this Section 8.4, however, shall be deemed to amend or supplement the schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

8.5  Exclusivity.  The Seller and its Affiliates will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Managed Vision Business or the Purchased Assets, or any capital stock or other voting securities, or any substantial portion of the Seller or its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the details of any such proposal, offer, inquiry, or contact. Each Party acknowledges and agrees that any remedy at law for breach of the foregoing covenant shall be inadequate, and in addition to any other relief which may be available, the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, posting bond or providing surety, and without regard to the adequacy of any remedy at law. The Seller represents and warrants that as of the date hereof there are no stand-by agreement or back-up contract with respect to the sale of the Seller, its Subsidiaries, the Managed Vision Business or all or substantially all of the Purchased Assets.

8.6  Tax Matters.

(a)  Without the prior written consent of the Buyer, with respect to the Managed Vision Business, the Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Buyer for any period ending after the Closing Date or decreasing any Tax attribute of the Purchased Assets existing on the Closing Date.

(b)  All Tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Buyer and the Acquired Companies shall not be bound thereby or have any liability thereunder.

8.7  Regulatory Approval.  The Seller and the Buyer shall diligently and timely prepare and file the applications and submissions as may be required with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Buyer and the Seller agree to take all reasonable actions required or requested by such authorities for the expeditious consideration and rendering of all such approvals, consents and authorizations; provided, that notwithstanding any other provision of this Agreement, Buyer shall be solely responsible for satisfying any applicable statutory minimum capital requirements that would cause Net Worth as of the Closing Date to exceed $500,000. Accordingly, if, on the Closing Date, Net Worth exceeds $500,000 and, as a result of applicable statutory minimum capital requirements, Seller is prohibited from withdrawing such excess in accordance with Section 8.1(n), then Buyer shall pay to Seller an amount equal to such excess at Closing. In addition, if the Seller has issued any letters of credit or pledged any certificates of deposit or other assets or made any guaranties with respect to said capital requirements, Buyer shall substitute its own letters of credit, pledged assets and/or guaranties for those of Seller at Closing. The Seller and the Buyer shall diligently and timely cooperate with each other and with all other parties in the submission of applications and of any and all such additional information or documentation requested by any such regulatory authorities.

8.8  Public Information Releases.

(a)  Each of the Parties shall use reasonable efforts to consult with each of the other Parties on any initial press release, public announcement or publicly disseminated communication concerning this transaction, and prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement. Thereafter, between the Execution Date and the Closing, the Parties agree to use reasonable efforts to consult with each other prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement and to refrain from making any such press releases or public announcements without first receiving the other’s prior consent, which shall not be unreasonably withheld. Each Party shall be deemed to have given such consent if the other Parties have not provided a written notice of objection within two (2) days following receipt of notice of such proposed communication. In no event shall a Party cause any oral or written communication to be issued relating to this transaction which disparages any other Party or its Subsidiaries or Affiliates, unless required by law. The provisions of this Section 8.8(a) shall survive the termination of this Agreement.

(b)  Except for any required filings by Refac under the rules of the American Stock Exchange or the Securities Exchange Act of 1934, all public communications between the Execution Date and the Closing Date relating to the transactions contemplated herein shall be subject to the Buyer’s full editorial control and shall not be disseminated without the Buyer’s prior consent.

8.9  Cooperation.  The Parties agree to cooperate reasonably with each other, from the Execution Date until the Closing Date, and use their respective reasonable best efforts in good faith, to satisfy all conditions, undertakings and agreements contained in this Agreement.

8.10  Securities Law Compliance.

(a)  Seller is (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any material nonpublic information regarding the Buyer in contravention of such Act or any such rules and regulations, including, without limitation, Rules 10b-5 and 14e-3.

(b)  Buyer is (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any material nonpublic information regarding Refac in contravention of such Act or any such rules and regulations, including, without limitation, Rules 10b-5 and 14e-3.

8.11  Employment Issues.

(a)  It is expressly agreed that Buyer’s right to offer employment to Jason M. Harrold shall be contingent upon the termination of his existing employment agreement with Seller relating to the Managed Vision Business, dated July 1, 2000, without any liability or cost to Seller. Furthermore, Buyer’s right to offer employment to George Verrastro shall be contingent upon the termination of his existing employment agreement with Seller relating to the Managed Vision Business, dated February 1, 2001, with a maximum of $60,000 liability or cost to Seller.

ARTICLE IX

POST-CLOSING OBLIGATIONS

The Parties agree as follows with respect to the period following the Closing.

9.1  General.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Purchased Assets.

9.2  Post-Closing Cooperation. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Managed Vision Business and each of Seller’s Subsidiaries (including, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to taxes involving the Managed Vision Business and each of the Acquired Companies. Buyer shall retain the books and records of the Managed Vision Business and each of the Acquired Companies for a period of seven (7) years after the Closing. After the end of such seven (7) year period, before disposing of such books or records, Buyer shall give notice to such effect to Seller and to give Seller, at Seller’s cost and expense, an opportunity to make copies of any part of such books or records as Seller may select. Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 9.2. Neither Party shall be required by this Section 9.2 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

9.3  Director and Officer Indemnification. Buyer acknowledges that the provisions relating to exculpation or indemnification of officers and directors that were in effect and contained in the Acquired Companies’ charter documents and by-laws prior to Closing shall remain in effect by operation of law after the Closing notwithstanding any other action that Buyer may take with respect to such charter documents or by-laws.

ARTICLE X

INDEMNIFICATION

10.1  Indemnification by the Seller.  The Seller shall indemnify and hold harmless the Buyer and its respective officers, directors, employees, agents and Affiliates and successors and assigns of any of the foregoing against any and all actual damages resulting from claims, obligations, losses, costs, expenses, fees, liabilities and damages, whenever arising or incurred, including interest, penalties and reasonable attorneys’ fees and disbursements (including amounts paid in settlement and costs of investigation) (each individually a “Loss,” and collectively, “Losses”), arising out of, in connection with or otherwise relating to:

(a)  the breach by Seller or inaccuracy of any representation or warranty made by Seller in this Agreement, or in any other document executed or delivered in connection herewith;

(b)  the breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement, or in any other document executed or delivered in connection herewith;

(c)  the Excluded Assets;

(d)  all Taxes (or the nonpayment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date;

(e)  all Taxes of any member of an Affiliated Group of which any Acquired Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation for which any company is liable);

(f)  any and all Taxes of any Person imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes have accrued before the Closing Date; and

(g)  the matter set forth on Schedule 4.8 (No. 3).

Notwithstanding anything herein to the contrary, any breach of any representation, warranty or covenant for the purpose of evaluating clauses 10.1(a) and (b) shall be determined without regard to any qualifications therein referencing the terms “materiality,” “material,” “material adverse change,” “material adverse effect” or other terms of similar import or effect.

10.2  Indemnification by Buyer.  After the Closing Date and subject to the limitations of Section 10.3, the Buyer shall indemnify and hold harmless the Seller and its respective officers, directors, employees, agents and successors and assigns of any of the foregoing against any and all Losses, arising out of, in connection with or otherwise relating to:

(a)  the breach by Buyer or inaccuracy of any representation or warranty, made by the Buyer in this Agreement;

(b)  the breach or non-performance by the Buyer of any covenants or agreements made by the Buyer in this Agreement; and

(c)  the Purchased Assets.

10.3  Limitations.

(a)  The representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, that the representations and warranties of the Seller and the Buyer contained in Article III, Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.3 (Subsidiaries), 4.15 (No Brokers or Finders), 4.17 (Tax Returns and Tax Liabilities), 4.19 (Indebtedness), 5.1 (Organization and Good Standing), 5.2 (Buyer’s Authority), and 5.3 (No Brokers or Finders) shall survive the Closing until thirty (30) days after any applicable statute of limitations. Provided that Buyer or Seller makes a claim for indemnification within the applicable survival period, the indemnification rights and obligations set forth in this Article X shall survive the Closing without limit. Except with respect to any breach of the representations and warranties contained in Article III, Sections 4.1 (Organization and Good Standing), 4.2 (Authority), 4.15 (No Brokers or Finders), 4.17 (Tax Returns and Tax Liabilities), 4.19 (Indebtedness), 4.29 (Minimum Net Worth), 5.1 (Organization and Good Standing), 5.2 (Buyer’s Authority) and 5.3 (No Brokers or Finders) (collectively, the “Limitation Exceptions”), no Party to this Agreement shall have any Liability, whether pursuant to this Article X or otherwise, for breach of any representation or warranty, for misrepresentation, or otherwise, unless the aggregate amount of all claims for which such Party would, but for this Article X, be liable, exceeds $100,000 on a cumulative basis. If such Party’s aggregate Liability for such claims exceeds $100,000 on a cumulative basis, then such Party shall be liable for all claims in excess of the $100,000 minimum (the “Threshold”). Neither Party may assert any claims against the other once the Seller, on the one hand, or the Buyer, on the other hand, as applicable, has paid to the other an amount equal to One Million Dollars ($1,000,000) (the “Cap”) pursuant to this Article X; provided, however, that for Losses as a result of, arising out of or relating to the Limitation Exceptions or any of the matters set forth in Sections 10.1(d)-(g), the Seller will be liable to the Buyer, and the Buyer will be liable to the Seller, as applicable, for all such Losses without regard to the Cap up to a maximum amount equal to the Purchase Price.

(b)  As of the Execution Date, Buyer has no knowledge of any matter that does in fact constitute a breach by Seller of any representation or warranty made by Seller in this Agreement.

10.4  Notice and Right to Defend.

(a)  Should any claim or action by a third party arise after the Closing Date for which a Party may be liable to another Party under the indemnity provisions of this Agreement, the indemnitee shall notify the indemnitor in writing and in reasonable detail as soon as practicable after the indemnitee receives notice of such claim or action in the manner provided for the giving of notices under this Agreement, provided, that failure to notify in such manner shall relieve the indemnitor from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the indemnitor results in the forfeiture by the indemnitor of material rights and defenses otherwise available to the indemnitor with respect to such claim. The expenses of all proceedings, contests, lawsuits, or investigations of claims with respect to such claims or actions, shall be borne by the indemnitor. If an indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the indemnitee within ten (10) days after notice from the indemnitee of such claim or action of its intention to assume the defense, and the indemnitor shall thereafter assume the defense of any such claim or Liability through counsel reasonably satisfactory to the indemnitee, provided that the indemnitee may also participate in such defense at its own expense;

(b)  If the indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, or such action involves a claim with (i) the indemnitee reasonably believes could be materially detrimental to or materially injure the indemnitee’s reputation, customer relations or future business prospects, (ii) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations, (iv) is one in which the indemnitor is also a party and joint representation would be inappropriate or there may be legal defenses available to the indemnitee which are different from or additional to those available to the indemnitor, or (v) involves a claim which, upon petition by the indemnitee, the appropriate court rules that the indemnitor failed or is failing to vigorously prosecute or defend, then the indemnitee shall have the right to defend such claim using counsel of its choice and shall be entitled to indemnification for all costs and expenses of defense in addition to other items herein. In any action or proceeding with respect to which indemnification is being sought hereunder, the indemnitee or the indemnitor, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The indemnitee may defend against any such claim or action in such manner as it may reasonably deem appropriate and the indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the indemnitor shall promptly reimburse the indemnitee for the amount of all reasonable expenses, legal and otherwise, incurred by the indemnitee in connection with the defense and/or settlement of such claim or action. If no settlement of such claim or action is made, the indemnitor shall satisfy any judgment rendered with respect to such claim or in such action before indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the indemnitee in the defense against such claim or litigation.

(c)  An indemnitor may not, without the prior written consent of the indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the indemnitor pays in full any obligation imposed on the indemnitee by such settlement, compromise or consent and obtain releases of the indemnitee in full from such third party claim and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the indemnitee or any of the indemnitee’s Affiliates.

(d)  In the event an indemnitee shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 10.4(a), such indemnitee shall send written notice of such claim to the appropriate indemnitor. Such notice shall specify the basis for such claim in reasonable detail. As promptly as possible after the indemnitee has given such notice, such indemnitee and the appropriate indemnitor shall establish the merits and amount of such claim (by mutual agreement or pursuant to the arbitration provisions herein).

(e)  Except as otherwise provided herein, any indemnification of a Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from the indemnifying Party, to an account(s) designated by the indemnified Party, within ten (10) days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. Any amounts owing from Seller pursuant to this Article X shall first be made to the extent possible from the Escrow Funds in the Escrow Account (as defined in the Escrow Agreement) and any deficiency thereafter shall be made directly by Seller in accordance with the terms of this Section 10.4(e). All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price set forth in Section 2.4.

(f)  The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Losses.

10.5  Remedies.  Notwithstanding anything to the contrary herein, nothing shall preclude any Party from seeking any remedy based upon fraud or willful or criminal misconduct or intentional breach of any of the provisions of this Agreement.

ARTICLE XI

TERMINATION

11.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written consent of the Parties;

(b)  by the Buyer or the Seller at either’s option, if the Closing Date shall not have occurred on or before December 31, 2006 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 11.1(b), shall not be available to any Party whose failure to fulfill any obligation under this Agreement has substantially contributed to, or resulted in, the failure of the Closing to have occurred on or before such date;

(c)  by the Buyer or the Seller at either’s option, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)  by the Seller in the event of a breach by the Buyer of a material representation, warranty or covenant contained in this Agreement, provided that the Buyer has received ten (10) Business Days’ written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of the Seller prior to thirty (30) days after receipt of such notice;

(e)  by Buyer in the event of a breach by Seller of a representation, warranty, or covenant contained in this Agreement, provided that the Seller has received ten (10) Business Days’ written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Buyer prior to the expiration of such period;

(f)  by the Buyer if any of the conditions set forth in Article VI shall have become (in the good faith determination of Buyer) incapable of fulfillment prior to the Termination Date and shall not have been waived by Buyer;

(g)  by the Seller if any of the conditions set forth in Article VII shall have become (in the good faith determination of Seller) incapable of fulfillment prior to the Termination Date and shall not have been waived by Seller; or

(h)  by the Buyer if, prior to the Closing Date, there is any Material Adverse Change;

11.2  Effect of Termination.  Except as otherwise specified in this Agreement, including but not limited to in Article X, upon the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination. Further, in the event that the decision to terminate is made by Buyer, it agrees to modify the term of all managed vision care contracts between Seller and its Subsidiaries and Buyer or any of its Affiliates to provide that such contracts may not be canceled by Buyer for a period of one year following the notification of such termination.

11.3  Waiver.  At any time prior to the Closing Date, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof. Such an election shall not be deemed a waiver of any rights or remedies of the waiving party with respect to the matter which gave rise to such right to terminate.

ARTICLE XII

ARBITRATION

12.1  Conciliation and Mediation.  If a dispute between the Parties relating to this Agreement, or under any other agreement executed and delivered in connection herewith, is not resolved within fifteen (15) days from the date that either Party has notified the other that such dispute exists, then such dispute shall be submitted jointly for conciliation to the president or his designee of each Party. If such senior executive officers or their designees are unable to resolve the dispute within thirty (30) days from the date that it is first presented to them, and the total amount subject to such dispute is less than $250,000, then such dispute shall be referred to binding arbitration.

12.2  Arbitration.  Any dispute submitted to arbitration pursuant to this Article XII shall be determined by the decision of a single member of the American Arbitration Association (“AAA”). The Buyer and Seller shall jointly select an arbitrator and such arbitrator shall reach and render decisions in writing (which shall state the reasons for his/her decisions in writing and shall make such decisions entirely on the basis of the substantive law governing the Agreement) with respect to the items in dispute. The arbitrator shall adopt and follow the Commercial Rules of Arbitration of the AAA in effect as of the date of the arbitration. To the extent practical, decisions of the arbitrator shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The arbitrator shall cause his/her written decisions to be delivered to the Buyer and the Seller. Any decision made by the arbitrator (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Buyer and the Seller and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Non-Prevailing Party shall pay all costs and fees of the arbitrator and reasonable attorney fees and other costs of the prevailing party in connection with such dispute.

12.3  Equitable Relief.  Notwithstanding any other provision of this Agreement, any Party shall have the right to seek equitable relief, in a court of competent jurisdiction, to the extent that equitable relief is available to a Party hereto. If a Party chooses to pursue equitable relief, such conduct shall not constitute a waiver of or be deemed inconsistent with the provisions set forth in this Article XII.

ARTICLE XIII

MISCELLANEOUS

13.1  Notices.  All notices and other communications hereunder shall be in writing and shall be either (a) deposited in first class United States mail, certified, with postage prepaid, (b) delivered by messenger, (c) sent by overnight courier, or (d) sent by fully completed and confirmed facsimile transmission (with a written confirmation simultaneously sent in first class United States mail), as follows:

If to Seller:	Copy to:
OptiCare Health Systems, Inc.	Refac Optical Group
87 Grandview Avenue	One Bridge Plaza
Waterbury, Connecticut 06708	Fort Lee, New Jersey 07024
Attention: Chief Executive Officer	Attention: Robert L. Tuchman
Fax: (203) 575-7444	Fax: (201) 585-2020

And

Bressler, Amery and Ross, P.C.
325 Columbia Turnpike
Florham Park, New Jersey 07932
Attention: Nancy C. McDonald, Esq.
Fax: (970) 514-1660

If to Buyer:	Copy to:
OptiCare Managed Vision, Inc.	Kirkland & Ellis LLP
7711 Carondelet, Suite 800	200 East Randolph Drive
St. Louis, MO 63105	Chicago, IL 60601
Attention: Michael F. Neidorff	Attention: Gerald T. Nowak, Esq.
Fax: (314) 725-5180	Fax: (312) 861-2200

If to the Acquired Companies prior to Closing:	Copy to:
OptiCare Health Systems, Inc.	Refac Optical Group
87 Grandview Avenue	One Bridge Plaza
Waterbury, Connecticut 06708	Fort Lee, New Jersey 07024
Attention: Chief Executive Officer	Attention: Robert L. Tuchman
Fax: (203) 575-7444	Fax: (201) 585-2020

or such other address or fax number as any party may request by notice given as aforesaid. Notices sent as provided herein shall be deemed given on the date received by the recipient. If a recipient rejects or refuses to accept a notice given pursuant to this Section 13.1, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with the provisions hereof, such notice shall be deemed to be received two Business Days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof. The foregoing shall not preclude the effectiveness of actual written notice given to a party at any address or by any means.

13.2  Waiver.  No waiver by either Buyer or Seller hereto of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provision at any other time or a waiver of such Party’s rights under any other provision of this Agreement.

13.3  Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.4  Delivery by Facsimile or E-Mail.  This Agreement and any signed contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digitally by means of e-mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or e-mail as a defense to the formation of a contract and each such party forever waives any such defense.

13.5  Headings.  The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

13.6  Severability.  If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to adjust equitably the parties’ respective rights and obligations hereunder.

13.7  Entire Agreement.  This Agreement and the other agreements, certificates and documents of the Parties contemplated herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the Parties, except the Confidentiality Agreement, which will continue in effect until terminated pursuant to the terms set forth therein. The exhibits, schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control. Each Party is responsible for the accuracy of its respective schedules regardless of any assistance provided by the other party in connection with the preparation of the schedules. This Agreement shall not constitute an agreement or be considered as evidence of an agreement between the parties until executed and delivered by the parties.

13.8  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Notwithstanding the foregoing, this Agreement shall not be assignable by any Party without the prior written consent of the others, and any attempt at an assignment in violation of this Section 13.8 shall be void ab initio. Notwithstanding the foregoing statement, the Buyer may assign its rights and obligations hereunder to any one or more of its subsidiaries or Affiliates.

13.9  Governing Law.  This Agreement is to be governed by and interpreted under the laws of the State of Delaware, without resort to choice of law or conflict of law principles which direct the application of the laws of a different state.

13.10  Cost of Transaction.  Whether or not the transactions contemplated hereby are consummated:

(a)  the Buyer shall pay the fees, expenses, and disbursements of the Buyer and its agents, representatives, accountants, and counsel;

(b)  the Seller shall pay the fees, expenses and disbursements of the Seller and its agents, representatives, accountants and counsel; and

(c)  the Seller and the Buyer shall equally absorb or pay, as applicable, all costs and expenses (including wages, overhead and professional fees) relating to all notices or other communications required in connection with this transaction.

13.11  Further Assurances.  Each Party hereto agrees for the benefit of the other Party hereto to execute and deliver any necessary documents, instruments or agreements, and to take any and all necessary actions, in order to (a) fully vest in Buyer all right, title and interest to the Purchased Assets, and (b) carry out the terms of this Agreement and the transactions contemplated by this Agreement.

13.12  Construction.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. All references to section numbers in this Agreement shall be references to sections in this Agreement, unless otherwise specifically indicated. All Parties to this Agreement have been represented by counsel and, accordingly, this Agreement shall not be construed strictly for or against any party hereto. This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each party has contributed substantially and materially to the preparation of this Agreement.

13.13  Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any third party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

13.14  Time is of the Essence.  Time is of the essence with regard to all of the provisions of this Agreement.

13.15  Rights Cumulative.  Except as set forth herein, all rights, powers and remedies herein given to each Party are cumulative and not alternative, and are in addition to all statutes or rules of law. Any forbearance or delay by such Party in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by such Party.

13.16  Amendments.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by each Party, and then only to the extent specifically set forth therein.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

BUYER:

OPTICARE MANAGED VISION, INC.

By:	/s/ William N. Scheffel
Name:	William N. Scheffel
Its:	President

SELLER:

OPTICARE HEALTH SYSTEMS, INC.

By:	/s/ Dean J. Yimoyines
Name:	Dean J. Yimoyines
Its:	Chief Executive Officer

ACQUIRED COMPANIES

OPTICARE VISION INSURANCE COMPANY AECC TOTAL VISION HEALTH PLAN OF TEXAS, INC. OPTICARE SYSTEMS, LLC OCUCARE SYSTEMS, INC. OPTICARE IPA OF NEW YORK, INC.

By:	/s/ Robert L. Tuchman
Name:	Robert L. Tuchman
Its:	Authorized Representative